Schedule 1

The Reporting Persons effected the transactions in Class A Ordinary Shares on the New York Stock Exchange set forth below. The prices below reflect the price paid by the purchasers per Class A Ordinary Shares on the relevant trade date.

Reporting Person	Type of Transaction	Trade Date	Number of Shares	Price per Share
GASS	Sell	11/14/2025	14,095	$5.15(1)
GASS	Sell	11/18/2025	997	$5.12(2)
GASS	Sell	11/21/2025	20,781	$4.72(3)
GASS	Sell	11/24/2025	60,601	$4.76(4)
GASS	Sell	11/25/2025	81,098	$4.72(5)
GASS	Sell	11/26/2025	21,358	$4.72(6)
GASS	Sell	11/28/2025	122,155	$4.70(7)
GASS	Sell	12/01/2025	93,130	$4.78(8)

1.	Weighted average price. These shares were sold in multiple transactions at prices ranging from $5.12 to $5.18 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission ("SEC"), upon request, full information regarding the shares purchased at each separate price within the range set forth in this footnote. (1).
2.	Weighted average price. These shares were sold in multiple transactions at a price of $5.12. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares purchased at each separate price within the range set forth in this footnote. (2).
3.	Weighted average price. These shares were sold in multiple transactions at prices ranging from $4.70 to $4.73 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares purchased at each separate price within the range set forth in this footnote. (3).
4.	Weighted average price. These shares were sold in multiple transactions at prices ranging from $4.72 to $4.88 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares purchased at each separate price within the range set forth in this footnote (4).
5.	Weighted average price. These shares were sold in multiple transactions at prices ranging from $4.64 to $4.82 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares purchased at each separate price within the range set forth in this footnote (5).
6.	Weighted average price. These shares were sold in multiple transactions at prices ranging from $4.70 to $4.78 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares purchased at each separate price within the range set forth in this footnote (6).
7.	Weighted average price. These shares were sold in multiple transactions at prices ranging from $4.63 to $4.80 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares purchased at each separate price within the range set forth in this footnote (7).
8.	Weighted average price. These shares were purchased in multiple transactions at prices ranging from $4.70 to $4.82 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares purchased at each separate price within the range set forth in this footnote (8).